                                                                  EXHIBIT (a)(1)
                     OFFER TO CANCEL ALL OUTSTANDING OPTIONS
               ISSUED UNDER THE JAMESON 1993 STOCK INCENTIVE PLAN
                                    FOR CASH
                                       BY
                               JAMESON INNS, INC.

     ----------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 19, 2002, UNLESS THE OFFER IS EXTENDED.
             -----------------------------------------------------

     Jameson Inns is offering to cancel all outstanding options to purchase shares of our common stock issued under the Jameson 1993 Stock Incentive Plan for an amount payable in cash, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal. The cash amount will be payable promptly following the completion of the offer. We will accept partial tenders. You may tender all, some or none of your options.

                        --------------------------------

THIS OFFER TO CANCEL IS NOT CONDITIONED UPON A MINIMUM NUMBER OF OPTIONS BEING TENDERED BUT IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 5.

                        --------------------------------

                                    IMPORTANT

     Any holder of options desiring to tender his or her options for cancellation should complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, mail or otherwise deliver it and any other required documents to Jameson Inns, and deliver the option agreement(s) evidencing the options you are tendering to Jameson Inns along with the letter of transmittal at our address set forth on the back cover of this offer to cancel.

                        --------------------------------

     NEITHER JAMESON INNS NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION.

     YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS. JAMESON INNS HAS BEEN ADVISED THAT ALL OF OUR EXECUTIVE OFFICERS INTEND TO TENDER OPTIONS PURSUANT TO THIS OFFER.

                        --------------------------------

     The common stock issuable upon exercise of the options is listed and principally traded on the NASDAQ National Market ("NASDAQ") under the symbol "JAMS." On March 19, 2002, the last trading day prior to the making of this offer, the last reported sale price of the common stock on the NASDAQ Composite Tape was $3.84 per share. You are urged to obtain current market prices for the common stock.

                        --------------------------------

     Questions or requests for assistance or for additional copies of this offer to cancel, the letter of transmittal, or other offer materials may be directed to Steven A. Curlee, our Vice President, Legal and

General Counsel, at (770)776-5210 or Craig Kitchin, our President and Chief Financial Officer, at (770)776-5204.

JAMESON INNS HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR OPTIONS FOR CANCELLATION PURSUANT TO THIS OFFER TO CANCEL. JAMESON INNS HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER TO CANCEL OTHER THAN THOSE CONTAINED IN THIS OFFER TO CANCEL OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY JAMESON INNS.

                        --------------------------------

     This offer to cancel is not being made to, nor will any tender of options be accepted from or on behalf of, optionholders in any jurisdiction in which the making of this offer or the acceptance of any tender of options therein would not be in compliance with the laws of such jurisdiction. However, Jameson Inns may, at its discretion, take such action as we may deem necessary for us to make the offer in any such jurisdiction and extend this offer to optionholders in such jurisdiction.

                        --------------------------------

                                TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................    4

INTRODUCTION..............................................................    5

THE OFFER.................................................................    6

   1.   NUMBER OF OPTIONS; EXPIRATION DATE................................    6

   2.   PROCEDURE FOR TENDERING OPTIONS...................................    7

   3.   WITHDRAWAL RIGHTS.................................................    7

   4.   ACCEPTANCE  FOR CANCELLATION  OF OPTIONS; PAYMENT OF CASH.........    8

   5.   CONDITIONS OF THE OFFER...........................................    8

   6.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS................    9

   7.   PURPOSE OF THE OFFER..............................................   10

   8.   INFORMATION CONCERNING JAMESON INNS...............................   11

   9.   SOURCE AND AMOUNT OF FUNDS........................................   12

   10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS
        CONCERNING THE OPTIONS............................................   12

   11.  FEDERAL INCOME TAX CONSIDERATIONS.................................   13

   12.  LEGAL MATTERS; REGULATORY APPROVALS...............................   14

   13.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS...............   14

   14.  FEES AND EXPENSES.................................................   15

   15.  ADDITIONAL INFORMATION............................................   15

                               SUMMARY TERM SHEET

     We are offering to cancel all outstanding options to purchase shares of our common stock issued under our Jameson 1993 Stock Incentive Plan. The following are some of the questions that you, as an optionholder, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this offer to cancel and the accompanying letter of transmittal.

WHAT WILL I RECEIVE IF I DECIDE TO TENDER MY OPTIONS FOR CANCELLATION?

     We will pay you cash in the amount of $ 0.01 per option to purchase a share of common stock.

WHEN WILL I RECEIVE PAYMENT FOR MY CANCELED OPTIONS?

     You will receive the full cash amount for your options as soon as practicable after the expiration of this offer to cancel ("payment date").

     No interest will accrue and no interest will be paid on any portion of the cash amount payable, regardless of when paid. See Section 4. Amounts payable subsequent to the payment date will be general, unsecured obligations of Jameson Inns.

DO I HAVE TO TENDER ALL OF MY OPTIONS?

     No. We will accept partial tenders. You may tender all, some or none of your options. See Section 2.

DOES THE COMPANY HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     We have sufficient cash on hand to make payment on all of the options tendered in this offer to cancel. See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 5:00 p.m., Eastern time, on April 19, 2002, the "expiration date," to decide whether to tender your options in this offer to cancel.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern time, on the day after the date on which the offer was previously scheduled to expire. See Section 13.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     This offer to cancel is not conditioned on a minimum number of options being tendered. However, the offer is subject to a number of other conditions. See Section 5.

HOW DO I TENDER MY OPTIONS?

     To tender an option for cancellation you must deliver a properly completed and duly executed letter of transmittal and any other required documents to us at the address set forth on the back cover of this offer to cancel no later than the expiration date.

HOW DO I WITHDRAW PREVIOUSLY TENDERED OPTIONS AND UNTIL WHAT TIME CAN I WITHDRAW THEM?

     You can withdraw previously tendered options at any time until the expiration date. To withdraw tendered options you must deliver a written notice of withdrawal, or facsimile thereof, with the required information to us while you still have the right to withdraw the tendered options. Once withdrawn, you may retender options only by again following one of the delivery procedures described in Section 2. See Section 3.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     You can call Steven A. Curlee, our Vice President, Legal and General Counsel, at (770)776-5210 or Craig Kitchin, our President and Chief Financial Officer, at (770)776-5204.

TO THE HOLDERS OF OPTIONS TO PURCHASE COMMON STOCK OF JAMESON INNS ISSUED UNDER THE JAMESON 1993 STOCK INCENTIVE PLAN:

                                  INTRODUCTION

SUMMARY TERMS OF THE OFFER

     Jameson Inns hereby offers to cancel all outstanding options to purchase shares of our common stock issued under the Jameson 1993 Stock Incentive Plan for $0.01 per share in cash, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal (which together constitute the "offer"). The amount of cash for each tendered option will be payable as soon as practicable after the expiration of this offer to cancel. We will accept for cancellation all options validly tendered and not properly withdrawn on or prior to the expiration date. We will accept partial tenders. You may tender all, some or none of your options.

     This offer is not conditioned upon any minimum number of options being tendered. The offer is, however, subject to a number of other conditions. See
Section 5. We reserve the right (but are not obligated) to waive any or all such conditions, other than those that are legally mandated.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OPTIONS FOR CANCELLATION.

GENERAL INFORMATION

     As of the date of this offer to cancel, we had issued and outstanding options to purchase 874,933 shares of our common stock issued under our Jameson 1993 Stock Incentive Plan. The options that we are offering to purchase represent 100% of the options issued under this plan.

     The common stock issuable upon exercise of the options is listed and principally traded on the NASDAQ National Market under the symbol "JAMS." On March 19, 2002, the last reported sale price of the common stock was $3.84 per share. Optionholders are urged to obtain current market prices for the common stock. See Section 6.

     All options accepted by us pursuant to this offer will be cancelled. See
Section 4.

                           Forward-Looking Statements

     This document contains and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements herein and in our annual and quarterly reports under the captions "Business" and "Management's Discussion and Analysis of Financial

Condition and Results of Operations." You can generally identify forward-looking statements by looking for words such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue." Variations on those or similar words, or the negatives of such words, also may indicate forward-looking statements.

     These forward-looking statements are based on certain assumptions and are subject to a number of risks and uncertainties. Such uncertainties include, but are not limited to:

  . general economic, market and business conditions, particularly those in the lodging industry generally and in the geographic markets where the Inns are located;
  . the business opportunities (or lack thereof) that may be presented to and pursued by us;
  . changes in laws or regulations, and other factors, most of which are beyond our control;
  . pending and threatened litigation; and . other risk factors, some of which are described below, and others of which may be detailed from time to time in our press releases, reports to shareholders and our filings with the Securities and Exchange Commission, or SEC.

These forward-looking statements are based on management's expectations as of the date of this document, or if incorporated by reference from a document as of an earlier date, the earlier date. Actual future performance and results could differ materially from that contained in or suggested by these forward-looking statements as a result of the factors described above and elsewhere in this offer to cancel.

The safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 does not apply to the forward-looking statements made in this offer to cancel.


                                    THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

     Upon the terms and subject to the conditions described herein and in the accompanying letter of transmittal, we will accept for cancellation, and will cancel, all options to purchase shares of our common stock issued under our Jameson 1993 Stock Incentive Plan and that are validly tendered on or prior to the expiration date and which are not properly withdrawn in accordance with
Section 3. We will accept partial tenders. You may tender all, some or none of your options. The later of 5:00 P.M., Eastern time, on April 19, 2002, or the latest time and date to which the offer is extended, is referred to herein as the "expiration date." This offer is not conditioned on any minimum number of options being tendered. If your options are accepted for cancellation, you will be entitled to receive a cash payment in the amount of $0.01 per share payable promptly following the completion of the offer. See Section 4.

     Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, to change the terms of this offer to cancel. This offer to cancel will be extended until the expiration of ten business days from the date of publication of notice if:

  . we increase or decrease the amount of cash to be paid for options tendered for cancellation or decrease the percentage of options sought; and
  . the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 13.

For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through Midnight, Eastern time. There can be no assurance, however, that we will exercise our right to extend this offer to cancel.

2. PROCEDURE FOR TENDERING OPTIONS.

     PROPER TENDER OF OPTIONS. To validly tender options for cancellation pursuant to this offer a properly completed and duly executed letter of transmittal, or facsimile thereof, together with any other documents required by the letter of transmittal, must be received by us at our address set forth on the back cover of this offer to cancel prior to the expiration date.

     THE METHOD OF DELIVERY OF OPTIONS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING OPTIONHOLDER. OPTIONS WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY US. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     No interest will accrue and no interest will be paid on the cash amount payable to you, regardless of:

  . the date you receive payment of the cash amount for your options; . any extension of the offer; or . any delay in making any payment.

     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for cancellation and payment will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of options that we determine are not in proper form or the acceptance for cancellation and payment of or cancellation and payment for which may be unlawful. We also reserve the absolute right to waive any condition of the offer or any defect or irregularity in any tender of options. A tender of options will not be deemed to have been properly made until all defects or irregularities have been cured by the tendering optionholder or waived by us. Neither we nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall we nor any other person incur any liability for failure to give any such notice.

3. WITHDRAWAL RIGHTS.

     Tenders of options made pursuant to this offer to cancel may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after May 19, 2002, unless they have been previously accepted for cancellation as provided in this offer to cancel. If we extend the period of time during which the offer is open, or if we are delayed in accepting for payment or paying for options or if we are unable to accept for cancellation and payment or pay for options pursuant to the offer for any reason, then, without prejudice to our rights under the offer, we may retain all options tendered, and tendered options may not be withdrawn, except as otherwise provided in this Section 3, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of this offer to cancel. To be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at our address set forth on the back cover of this offer to cancel and must specify the name of the person who tendered the options to be withdrawn and the number of options to be withdrawn. Withdrawals may not be rescinded, and options withdrawn will thereafter be deemed not validly tendered for purposes of this offer. However, withdrawn options may be retendered by again following one of the procedures described in Section 2 at any time prior to the expiration date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion. Our determination will be final and binding. Neither Jameson Inns nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR CANCELLATION OF OPTIONS; PAYMENT OF CASH.

     Upon the terms and subject to the conditions of this offer to cancel and as promptly as practicable after the expiration date, we will accept for cancellation all options validly tendered. You will receive the full cash amount for your options in the amount of $0.01 per share as soon as practicable after the expiration of this offer to cancel ("payment date").

     For purposes of the offer, we will be deemed to have accepted for cancellation and payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the optionholders of our acceptance for payment of such options, which may be by press release.

     Under no circumstances will interest accrue or be paid on amounts to be paid to tendering optionholders, regardless of when payment of any portion of the cash amount is made or if there is any delay in making any cash payment.

5. CONDITIONS OF THE OFFER.

     All conditions of this offer to cancel, except those conditions subject to
     --------------------------------------------------------------------------
applicable law, will be satisfied on or before the expiration date.
------------------------------------------------------------------
Notwithstanding any other provision of this offer to cancel, we will not be required to accept for cancellation, or make any payment with respect to, any options tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of options) the acceptance for cancellation of options tendered, if at any time on or after April 19, 2002, and on or before the expiration date any of the following have
                    --           -------------------
occurred:


     (a) there has been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the cancellation of options by us pursuant to this offer or otherwise in any manner relates to or affects the offer or (ii) in our reasonable judgment, could
                                               ----------
materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business or materially impair the offer's contemplated benefits to us;


     (b) there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or to us or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our reasonable judgment, would or might directly or indirectly (i) make the
----------
acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit consummation of this offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the options, (iii) materially impair the contemplated benefits of this offer to us or (iv) materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of the business of Jameson Inns or any of our subsidiaries;


     (c) it has been publicly disclosed or we have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of common stock underlying the options whether through the acquisition, directly or indirectly, of our capital stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the SEC on or prior to April 19, 2002), or
(ii) any such person or group that on or prior to April 19, 2002 had filed a
Schedule 13D or 13G with the SEC thereafter has acquired or proposes to acquire whether through the acquisition shares, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional shares of common stock underlying the options representing 2% or more of the outstanding shares of common stock underlying the options;

     (d) there has occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline or increase in the market price of the shares of our common stock, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), income, operations, prospects or ability to obtain financing generally or the trading in the options, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof;


     (e) a tender or exchange offer with respect to some or all of the options or our common stock (other than this offer), or a merger, acquisition or other business combination proposal for our Company, has been proposed, announced or made by any person;


     (f) there has occurred any event or events that have resulted, or may in our reasonable judgment result, in an actual or threatened change in the business, condition (financial or other), income, operations, option ownership or prospects of Jameson Inns and our subsidiaries, taken as a whole; or


     (g) the Dow Jones Industrial Average or the Standard & Poor's Composite 500 Stock Index has declined by an amount in excess of 10% measured from the close of business on March 20, 2002;


and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the offer or with such acceptance for cancellation and payment.



     The foregoing conditions are for our reasonable benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition., and any such condition may be waived by us, in whole or in part, on or before the expiration date, in our reasonable discretion, whether or not any other condition of the offer is also waived. All conditions of this offer to cancel, other than those subject to applicable law, will be satisfied or waived by us on or before the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.


6.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     The common stock issuable upon exercise of the options is listed and principally traded on the NASDAQ under the symbol "JAMS." The following table sets forth the high and low sales prices of the common stock as reported on NASDAQ based on published financial sources for the fiscal quarters indicated:

                                                          High             Low
                                                          ----             ---
     1999
     ----
     First Quarter                                     $   9.38         $  7.63
     Second Quarter                                       10.00            8.31
     Third Quarter                                         9.75            8.25
     Fourth Quarter                                        8.88            7.00

     2000
     ----
     First Quarter                                         7.75            6.50
     Second Quarter                                      7.8125            6.50
     Third Quarter                                       8.3125           7.125

    Fourth Quarter                                      7.5625      5.50

    2001
    ----
    First Quarter                                         7.50     5.813
    Second Quarter                                        7.55      6.25
    Third Quarter                                         7.39      6.00
    Fourth Quarter                                        6.65      3.28

     On March 19, 2002, the last full NASDAQ trading day prior to the making of this offer to cancel, the last reported sale price of the common stock underlying the options on the NASDAQ Composite Tape was $ 3.84 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET PRICES FOR THE COMMON STOCK.

7.  PURPOSE OF THE OFFER.


     We believe that many of our outstanding options, though currently exercisable, are not achieving the purpose for which they were intended since they have exercise prices that are significantly higher than the current market price, effectively making them unlikely to be exercised. The 1993 Stock Incentive Plan limits the total number of shares that can be issued as either stock options, stock appreciation rights or restricted grants to 10% of the number of shares of Jameson Inns common stock issued and outstanding, less any shares that have been issued pursuant to exercises of stock options granted under the 1993 Stock Incentive Plan. By making this offer to cancel and canceling options which have exercise prices that are significantly higher than the current market price, we will have a greater number of shares available to institute other forms of incentive and option plans from which our current employees will be able to realize the intended benefits. We will thus be able to provide better performance incentives to these employees and thereby maximize shareholder value. However, we make no assurances that employees who tender their options for cancellation will be granted new options or other benefits under new or existing incentive plans. Optionholders who do not tender their options for cancellation will not become ineligible for future grants or forego benefits based on their decision not to participate in this offer to cancel.


     Although at this time the exercise prices of the options are significantly higher than the current market price, by tendering your options you will no longer have your options and could miss out on the economic benefits of the options if the market price of Jameson Inns stock rises above the exercise price of the options. Although we believe that canceling the options will enable us to institute other forms of plans which will be more beneficial to employees, it is possible that by tendering your options you will miss out on the options' potential economic benefits. By tendering your options, you will be giving up these potential economic benefits in exchange for the $0.01 per option share that you will receive.

     Except as disclosed in this offer to cancel, we have no plans or proposals which relate to or would result in:

..    the acquisition by any person of any of our securities or the disposition of any of our securities;
..    an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Jameson Inns or any of our subsidiaries;
..    a sale or transfer of a material amount of our or our subsidiaries' assets;
..    any change in our present board of directors or management;
..    any material change in our present dividend rate or policy, or our indebtedness or capitalization;
..    any other material change in our corporate structure or business;
..    any change in our Certificate of Incorporation or By-laws, as amended, or any actions which may impede the acquisition of control of Jameson Inns by any person;
..    a class of equity securities being delisted from a national securities exchange;
..    a class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
..    the suspension of our obligation to file reports pursuant to Section 15(d)
     of the Exchange Act; or

..    the acquisition by any person of additional securities of the Jameson Inns, or the disposition of securities of Jameson Inns.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER TO CANCEL AND TO CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS FOR CANCELLATION.

8. INFORMATION CONCERNING JAMESON INNS.

GENERAL.

     We are a self-administered real estate investment trust, commonly called a REIT, headquartered in Atlanta, Georgia. We develop and own limited service hotel properties ("Inns") in the southeastern United States under the trademark "The Jameson Inn(R)." In addition, we own Inns in the midwestern United States operating under the trademark "Signature Inn(R)." In this report, we sometimes refer separately to the Inns operating under the Jameson trademark as "Jameson Inns" and to those operating under the Signature trademark as "Signature Inns."

     We have historically focused on developing Inns in communities which have a strong and growing industrial or commercial base and also serve a growing customer base with additional locations. Generally, our Inns are rooms-only facilities designed to appeal to price and quality conscious travelers. Our target customers are business travelers, such as sales representatives and government employees, as well as families and leisure travelers attending events in our markets, such as college or cultural gatherings, fairs, festivals and family reunions.

     The typical Jameson Inn developed through the end of 1998 is a two-story, Colonial-style structure with exterior access to the guest rooms and constructed on a one- to two-acre tract with an outdoor swimming pool, fitness center and parking area. In late 1998, we designed and began building a new three-story, interior corridor structure with 56 to 80 rooms, depending on the location, and elevator access to each floor. All Jameson Inns feature amenities such as remote-controlled television with access to cable programming, including HBO, free local calls, complimentary continental breakfast and newspaper, king-sized or double beds, attractive decor, quality furnishings and, in select rooms, whirlpool baths and small refrigerators. Based on market demand, certain Jameson Inns have been expanded one or more times since their initial construction.

     A typical Signature Inn incorporates a two-story atrium, and a bright, well-appointed and richly decorated lobby and registration area. Most Signature Inns contain approximately 120 guest rooms, averaging over 300 square feet per room, swimming pools, exercise facilities and a complimentary breakfast, as well as suite-like amenities including a microwave, refrigerator, in-room coffee, iron and ironing board and hair dryer in all guest rooms. Because approximately 65% of Signature Inn guests are business travelers, we emphasize services designed for the business traveler, such as large, in-room desks, voice mail and business centers.

     The lodging industry is generally divided into three broad categories based on the type of services provided. The first of these categories, full service hotels and resorts, offers their guests rooms, food and beverage services, meeting rooms, room service and similar guest services, and, in some cases, resort entertainment and activities. The second category is the limited service hotel, which generally offers rooms only and amenities such as swimming pools, continental breakfast and similar, limited services. The third category is the all-suite hotel or motel, which offers guests more spacious accommodations and usually kitchen facilities in the suite and common laundry facilities. Each of these categories is generally subdivided into classifications based on price and quality. The terminology generally used in the hotel

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industry describes properties as luxury at the high end, economy in the middle and budget at the low end of the scale. Prices for each of these categories vary by region and locale. Our Inns fall within the category of small, limited service, economy hotels.

     As a REIT, we are prohibited from operating our properties. Accordingly, all of the Inns are leased to Kitchin Hospitality, LLC under master leases. The master leases require Kitchin Hospitality to pay us base rent based on the number of rooms in operation (available for rent) on the first day of each month and percentage rent based on room revenues as defined in the master leases. Percentage rent is designed to allow us to participate in any growth in revenues at the Inns. The master leases generally provide that a portion of aggregate room revenues in excess of specified amounts will be paid to us as percentage rent.

     Kitchin Hospitality is wholly owned by Thomas W. Kitchin, our chairman and chief executive officer, and members of his family. References to Kitchin Hospitality throughout this report refer to either Kitchin Hospitality, (formerly named Jameson Hospitality, LLC), or its predecessors, Jameson Operating Company, Jameson Operating Company, LLC and Jameson Operating Company II, LLC, as appropriate.

     Our mailing address is: Jameson Inns, Inc., 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604. Our telephone number is: (770) 901-9020.

9.  SOURCE AND AMOUNT OF FUNDS.

     Assuming we cancel all of our outstanding options issued under the Jameson 1993 Stock Incentive Plan pursuant to the offer, the aggregate cash consideration to be paid (assuming all outstanding options for which this offer is being made fully vest and are accepted for payment) will be approximately $8,749.33 (excluding estimated fees and expenses). We anticipate financing the cash consideration payable to tendering optionholders for the cancellation of options pursuant to this offer to cancel and the payment of related fees and expenses from available cash.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND AGREEMENTS CONCERNING THE OPTIONS.

     The following table sets forth certain information as of December 31, 2001, regarding the ownership of the options issued under the Jameson 1993 Stock Incentive Plan by the executive officers of Jameson Inns.

                                  Number of Shares Subject to Options

Thomas W. Kitchin                            190,000
Craig R. Kitchin                             60,067
William D. Walker                            100,000
Steven A. Curlee                             84,000
Martin D. Brew                               35,000

     All of Jameson Inns' executive officers will be tendering some of their shares under the terms of this Offer to Purchase.

     Neither Jameson Inns, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 business days prior to the date of this offer to cancel.

     Under our Jameson Inns, Inc. Director Stock Option Plan (the "1995 Director Plan"), each director who is not otherwise an employee of the Company or an employee of any of our subsidiaries or affiliates is granted an option to purchase 25,000 shares of common stock upon his initial election as director. Dr.

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Hisrich and Mr. Lawrence, who were elected or appointed as directors prior to the adoption in 1995 of the 1995 Director Plan, each received options to purchase 25,000 shares of common stock upon the adoption of the 1995 Director Plan in exchange for their surrender and the cancellation of stock options previously granted to each of them under the 1993 Jameson Stock Incentive Plan. Options granted under the 1995 Director Plan vest immediately at the time of grant and have a per share exercise price equal to the fair market value of a share of common stock at the close of business on the last business day preceding the day of grant. The options granted to Dr. Hisrich and Mr. Lawrence have an exercise price of $7.25 per share. Mr. O'Haren received an option to purchase 25,000 shares of common stock on June 20, 1997, at an exercise price of $11.375.

     Under our Jameson Inns, Inc. 1997 Director Stock Option Plan (the "1997 Director Plan"), each of our directors who is serving as a director on the first business day following our annual meeting of stockholders and at such annual meeting was considered as a director who was continuing in office or was reelected as a director and is not otherwise an employee of the Company or an employee of any of our subsidiaries or affiliates is granted an option to purchase 5,000 shares of common stock as of the first business day following the annual meeting of our stockholders. Dr. Hisrich, Mr. Lawrence and Mr. O'Haren, who were elected or appointed as directors prior to the adoption in November 1997 of the 1997 Director Plan, each received an option to purchase 5,000 shares of common stock upon the adoption of the 1997 Director Plan. Options granted under the 1997 Director Plan vest immediately at the time of grant and have a per share exercise price equal to the fair market value of a share of common stock at the close of business on the last business day preceding the day of grant. The options granted to Dr. Hisrich, Mr. Lawrence and Mr. O'Haren in November 1997 under the 1997 Director Plan have an exercise price of $11.625 per share. On June 29, 1998, May 8, 1999, June 19, 2000, and July 2, 2001, each of these directors received under the 1997 Director Plan options to purchase 5,000 shares of common stock at exercise prices of $10.00, $9.00, $7.00 and $7.27 per share, respectively.

     Our 1996 Stock Incentive Plan provides for the award of shares of Common Stock to key administrative and management employees of the Company in positions of responsibility whose business decisions, in the judgment of the Compensation Committee of the Board of Directors, have a significant effect upon the performance of the Company and to such other key employees as the Committee may designate. A total of 414,070 shares of Common Stock have been issued out of the 500,000 shares of Common Stock authorized under the 1996 Stock Incentive Plan. Awards of shares under the 1996 Stock Plan vest only on the tenth anniversary of the date of the award and only if the award recipient has been in the continuous employment of the Company from the date of the award until such tenth anniversary.

     Jameson Inns has employment agreements with Thomas W. Kitchin, Craig R. Kitchin, William D. Walker, Steven A. Curlee, and Martin D. Brew which contain provisions that relate to the accelerated vesting of stock options.

     Except as otherwise described herein, neither Jameson Inns nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement, or understanding or relationship with any other person with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss or the giving or withholding or proxies, consents or authorizations.

11. FEDERAL INCOME TAX CONSIDERATIONS.

     GENERAL. The following summary of certain federal income tax consequences of the cancellation of options pursuant to this offer to cancel is based on the Internal Revenue Code of 1986, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change. This summary does not attempt to describe all of the possible tax consequences that could result from this offer to cancel or the cancellation of options pursuant to this offer to cancel.

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     The cash amounts paid to optionholders who tender options for cancellation is taxed as ordinary compensation income of the optionholders in the year received. Such income is subject to withholding of income, FICA and Medicare taxes and other applicable employment taxes. To the extent that a tendering optionholder recognizes ordinary income, we would be entitled to a corresponding federal income tax deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (ii) the deduction is not disallowed pursuant to the annual compensation limit set forth in Section 162(m) of the Internal Revenue Code; and
(iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply.

     INCENTIVE STOCK OPTIONS. Certain of the options subject to this offer to cancel are intended to qualify as "incentive stock options." In order for a holder of incentive stock options to receive certain favorable tax treatment with respect to shares of common stock obtained through the exercise of those options, several statutory requirements must be satisfied. One of these requirements is that the stock subject to the incentive stock option be held by the optionholder following exercise of the option for two years after the date the option was granted or, if later, one year after the option is exercised (the "statutory holding period").

     If the holder of an incentive stock option does not tender the incentive stock option pursuant to this offer to cancel, it is possible, although not entirely clear, that the statutory holding period for that option will begin on the date of the offer. This is because the offer may be treated as the grant of a new incentive stock option for purposes of the statutory holding period requirements. Therefore, in order to be eligible for favorable tax treatment, it is possible that the holder of the incentive stock option may be required to hold any stock purchased on exercise of the option for two years after the date of this offer or, if later, one year after the option is exercised.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF THIS OFFER TO CANCEL OR A CANCELLATION PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING OPTIONHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. OPTIONHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF CANCELLATION MADE BY THEM PURSUANT TO THE OFFER.

12. LEGAL MATTERS; REGULATORY APPROVALS.

     We are not involved in any pending legal proceedings which relate to the cancellation of options as contemplated by this Offer to Cancel. We are not aware of any license or regulatory permit that we believe is material to our business that might be adversely affected by our cancellation of options as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the cancellation by us of options as contemplated herein. Should any such approval or other action be required, we presently contemplate that such approval or other action will be sought. We are unable to predict whether we will be required to delay the acceptance for payment of, or payment for, options tendered pursuant to the offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business.

     Our obligations under the offer to accept for cancellation, and make any payment in respect of, any options are subject to a number of conditions. See
Section 5.

13. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     We expressly reserve the right, in our sole discretion and at any time or from time to time, to extend the period of time during which this offer to cancel is open by giving oral or written notice of such

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extension to the optionholders. There can be no assurance, however, that we will exercise our right to extend this offer. During any such extension, all options previously tendered will remain subject to the offer, except to the extent that such options may be withdrawn as set forth in Section 3. We also expressly reserve the right, in our sole discretion, (a) to terminate the offer and not accept for payment any options not theretofore accepted for payment or, subject to Rule 13-4(f)(5) under the Exchange Act, which requires us either to pay the consideration offered or to return the options tendered promptly after the termination or withdrawal of the offer, to postpone payment for options upon the occurrence of any of the conditions specified in Section 5 hereof by giving oral or written notice of such termination to the optionholders by making a public announcement thereof and (b) at any time or from time to time amend the offer in any respect. Amendments to the offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any termination or amendment, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the offer, in which case we will have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the options in this offer or in documents furnished subsequent hereto will be disseminated to holders of options in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act.

     If we materially change the terms of this offer to cancel or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in the amount of the consent payment or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of options a notice that we will (a) increase or decrease the amount of the consideration payable or (b) decrease the percentage of options sought.

14. FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this offer to cancel.

15. ADDITIONAL INFORMATION.

     We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. These reports and other informational filings required by the Exchange Act are available for inspection at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of such material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, such as us. The SEC's Web site address is http://www.sec.gov.

     The SEC allows us to "incorporate by reference" other documents filed with the SEC, which means that we can disclose important information to you by referring you to other documents. The

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documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

   . Annual Report on Form 10-K for the year ended December 31, 2000;
   . Quarterly Report on Form 10-Q for the fiscal quarter ended September 30,
     2001; and
   . Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the expiration of the offer.
   . Jameson Inns, Inc. Director Stock Option Plan incorporated by reference to
     Exhibit 10.13 to the Annual Report filed on Form 10-K for the year ended December 31, 1995 o Jameson Inns, Inc. 1997 Director Stock Option Plan filed as Exhibit 99(d)(1) to the Schedule TO filed on March 20, 2002
   . 1996 Stock Incentive Plan incorporated by reference to Exhibit 10.45 to the
     Annual Report filed on Form 10-K for the year ended December 31, 1997
   . Employment contract with Thomas W. Kitchin dated November 29, 2001 filed as
     Exhibit 99(d)(4) to the Schedule TO filed on March 20, 2002
   . Employment contract with Craig R. Kitchin dated November 29, 2001 filed as
     Exhibit 99(d)(5) to the Schedule TO filed on March 20, 2002
   . Employment contract with William D. Walker dated November 29, 2001 filed as
     Exhibit 99(d)(6) to the Schedule TO filed on March 20, 2002
   . Employment contract with Steven A. Curlee dated November 29, 2001 filed as
     Exhibit 99(d)(7) to the Schedule TO filed on March 20, 2002
   . Employment contract with Martin D. Brew dated November 29, 2001 filed as
     Exhibit 99(d)(8) to the Schedule TO filed on March 20, 2002

     As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

     You should rely only on the information in this prospectus or incorporated by reference. We have not authorized anyone to provide you with any different information.

     The information contained in this offer to cancel about Jameson Inns should be read in conjunction with the information contained in the documents incorporated by reference.

     We will provide without charge to each person to whom a copy of this offer to cancel is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Jameson Inns, 8 Perimeter Center East, Suite 8050, Atlanta, Georgia 30346-1604, Attention:
Steven A. Curlee (telephone: (770) 776-5210). In order to ensure timely delivery of the documents prior to the expiration date, any such requests should be made by April 15, 2002.

     This offer to cancel constitutes part of an Issuer Tender Offer Statement on Schedule TO filed with the SEC by us pursuant to Section 13 of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference into this offer to cancel.

                               JAMESON INNS, INC.


April 2, 2002


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